Exhibit 99.1

Beazer Homes Announces Planned Transition in Board Leadership

•	Brian C. Beazer to Step Down as Non-Executive Chairman

•	Existing Board Member Stephen P. Zelnak Jr. to Succeed as Non-Executive Chairman

ATLANTA, November 10, 2014 – The Board of Directors of Beazer Homes USA, Inc. (NYSE: BZH) announced today that Brian C. Beazer will step down as Non-Executive Chairman of its Board of Directors in February 2015, and will be succeeded by Stephen P. Zelnak, Jr., a current member of the Beazer Homes Board of Directors. At the unanimous request of the Company’s Board members, Mr. Beazer, who has served in the role of Non-Executive Chairman since the Company’s IPO in 1994, will be standing for re-election to the Board of Directors at the Company’s annual meeting of stockholders scheduled for February 4, 2015. If elected, Mr. Beazer has agreed to serve as a Director and as Chairman Emeritus.

“Mr. Beazer has been in the homebuilding and construction industry worldwide for over 50 years,” said Laurent Alpert, Chairman of the Company’s Nominating/Corporate Governance Committee. “His experience and vision have been driving forces at the Company, and we are pleased that we will continue to benefit from his knowledge and experience as we transition the Chairman’s position.”

Mr. Alpert continued, “As we prepare for this transition, we would like to thank Mr. Beazer for his service and dedication to this Company. His knowledge of the homebuilding business, his respect for others and his tireless efforts to increase shareholder value continue to be invaluable contributions to the Company’s success.”

“Mr. Zelnak, who has served as a Director of the Company since February 2003, was unanimously chosen by the Board of Directors to succeed Mr. Beazer as Non-Executive Chairman and carry on the traditions and values instilled since the Company’s founding,” said Mr. Alpert. “Mr. Zelnak has been an integral part of the Company’s turnaround and return to profitability. His vast knowledge of the building industry and mentorship skills will be tremendous assets to the other Directors and to the management team of Beazer Homes.”

Mr. Zelnak is Chairman and majority owner of ZP Enterprises, a private investment firm. Mr. Zelnak is the former Non-Executive Chairman of Martin Marietta Materials, Inc., a producer of aggregates for the construction industry, and served as its Chief Executive Officer from 1993 to 2009. He continues to serve as a Director for Martin Marietta. He brings over 30 years of experience as a senior executive in the building materials industry and an educational background that includes business administration, organizational behavior and finance.

Headquartered in Atlanta, Beazer Homes is one of the country’s 10 largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers.  In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service.  The Company offers homes in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

CONTACT: Beazer Homes USA, Inc.
Carey Phelps
Director, Investor Relations & Corporate Communications
770-829-3700
investor.relations@beazer.com